SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant ( )
Filed by a Party other than the Registrant (X)

Check the appropriate box:


( )  Preliminary Proxy Statement
( )  Confidential, for use of Commission Only (as permitted by Rule 14a-6(e)(2)
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
(X)  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             Carolina Fincorp, Inc.
                (Name of Registrant as Specified In its Chapter)

   Patrick Molamphy, Carroll M. Edwards, Patrick Perrotta, Thomas McInnis and
                                Hilton K. Haines
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies: Common Stock
     2) Aggregate number of securities to which transaction applies: Not Applicable
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable
     4)  Proposed maximum aggregate value of transaction: Not Applicable
     5)  Total fee paid: Not Applicable

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $0
     2)  Form, Schedule, or Registration Statement No.: Not Applicable
     3)  Filing Party: Not Applicable
     4)  Date Filed: Not Applicable

                            AN IMPORTANT MESSAGE FROM
                        THE CAROLINA FINCORP COMMITTEE TO
                            ENHANCE SHAREHOLDER VALUE


                           TO: FELLOW SHAREHOLDERS OF
                             CAROLINA FINCORP, INC.

                                      STOP!
The Carolina Fincorp, Inc. Committee to Enhance Shareholder Value (the "Committee") and a group of concerned investors as of July 26, 1999 collectively owned in excess of 5.0% of the outstanding Common Stock of Carolina Fincorp, Inc. (the "Company"). The group is the largest shareholder of the Company behind the ESOP.

The Committee is disappointed with the earnings performance of the Company and, as a result, not confident that the Board of Directors, as presently constituted, can maximize the value of the company for our mutual benefit as shareholders. At the annual meeting, to be held in November, shareholders need to send a message that a change in the direction of the Company is needed. This is why we will be nominating independent directors at this year's meeting.

Do not vote for management director nominees until you have had an opportunity to consider the information contained in the Committee's proxy statement.

                                      LOOK!
In the Committee's opinion, the earnings performance of the Company is really the principal yardstick for measuring management's performance, and is the key measurement used by other financial institutions when considering what premium should be paid for the Company in an acquisition. Based on information at the FDIC web site1, the Company had 1998-year end Return on Equity of 4.5%, compared to a state average of 14.97%. Return on Assets at the Company were 0.67%, compared to the state average of 1.28%.

Instead of concentrating on getting the fundamentals of the Company in order, management is sinking capital into a new branch in Pinehurst, N.C. A new full service branch in an already crowded, competitive market will be a huge drag on earnings. A new branch for a commercial bank takes 3 to 5 years to be profitable, and our Company does not offer the products or services that a commercial bank offers. In the three years since converting from a building and loan, Management has yet to hire a commercial lender with a commercial bank background. Considering that interest rates are rising, which will lower demand for loan products, and that our return on equity is already well below state averages, the Committee feels that this move in Moore County is an ill conceived idea. This is antiquated bank thinking. Sinking millions of dollars into bricks and mortar will not change the fundamentals of this Company. A new branch in Pinehurst will be a drag on earnings for years to come.

The Committee feels that management should not be given stock. Compensation should be earned, not given away at shareholder expense. The so-called "Management Recognition Plan", which is not based on performance, has negatively impacted the earnings performance of our Company, and must be replaced with an incentive based plan. The Committee found in the 1998 proxy statement that CEO total compensation, which included bonuses and stock awards, totaled $337,554. In addition, the Chairman of the Board took salary and stock awards totaling $61,443. This is outrageous considering the FDIC reported 1998 profits of $746,0001.

It is obvious that the Company needs an additional voice on the Board to promote the interests of SHAREHOLDERS, not management. The Committee is confident that management has tried its best, but the results clearly indicate that the Company is headed in the wrong direction. The Committee found a statement by the CEO in an interview to be somewhat revealing, "We felt like we had more money than we knew what to do with, so we returned it to the shareholders," he said. "Let them invest it, they could probably do a better job of investing their money."2 This comment was in regards to the $11 million return of capital dividend last year, and clearly shows management was either unwilling or unqualified to manage the Company's capital. This is also evident in their share buy back program. Why did the company wait to buy back shares at over $9, when they could have been buying back at $7 1/2 two months earlier? This again is indicative of lack of forethought on management's part. A stock buy back should have been in place prior to the stock dropping below book value. Why is the Company wasting capital by buying stock back at a relative premium?

If the Company's management is unable to present to shareholders a comprehensive plan to provide its shareholders with the returns of other well run banks, then the Company's management and the Board must establish an alternative plan to merge the company with an acceptable financial institution. The committee has talked with several financial institutions, and has determined that the current environment for a merger is strong. Several institutions have an interest in acquiring the Company, and the current board has neglected this fact. SHAREHOLDERS SHOULD NOT SUFFER BECAUSE OF THE BOARD'S INABILITY TO INCREASE EARNINGS AND PERFORMANCE RATIOS.
                                     LISTEN!
Listen to our message. NOW IS THE TIME TO MERGE OUR COMPANY. Management and the Current Board have demonstrated they are unable to achieve the operating results of other well run banks. Our Company cannot survive over the long term on the present course, AND IT IS IN THE BEST INTERESTS OF SHAREHOLDERS TO MERGE THE COMPANY WITH A FINANCIALLY STRONG INSTITUTION AS SOON AS POSSIBLE. INDEPENDENT DIRECTORS ARE NEEDED TO REPRESENT THE INTERESTS OF SHAREHOLDERS IN A MERGER.

         STOP     Don't vote Management's Proxy Card.
         LOOK     For our Proxy Material and our Green Proxy Card.
         LISTEN   To our program which we believe will maximize
                  the value of the stock you own.

IF YOUR SHARES ARE HELD IN "STREET NAME" ONLY YOUR BANK OR BROKER CAN VOTE THESE SHARES, AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THEM NOT TO VOTE AT THIS TIME.

IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE, PLEASE CALL PATRICK MOLAMPHY AT (910) 997-4581, OR OUR PROXY SOLICITOR: BEACON HILL PARTNERS, INC., 90 BROAD STREET, NEW YORK, NEW YORK 10004 (800) 755-5001.

NOMINEES OF THE COMMITTEE FOR THE BOARD OF DIRECTORS OF THE COMPANY:


         DAVID FOOTE retired in 1996 from CFX Corporation, the holding company of Cheshire County Savings Bank. At Cheshire, David was Senior Vice President and Senior Lending Officer. After converting the thrift, David was appointed President and Chief Executive Officer of Monadnock Bank, which was wholly owned by CFX Corporation. In 1994, David merged Monadnock Bank back to the parent, CFX, and became Senior Vice President, whose duties included Mergers and Acquisitions.

         JEFF EDWARDS is President of Edwards Wood Products, Marshville, North Carolina. Jeff oversees daily operations of the largest manufacturing operation of wood pallets in the United States. With over three hundred employees, Edwards Wood Products is one of North Carolina's business success stories. Carroll Edwards, father of Jeff, is CEO of Edwards Wood Products, and is Carolina Fincorps largest individual stockholder.

         THOMAS MCINNIS is managing partner of Iron Horse Auction Co. Inc., a regional auction marketing organization for real estate and personal property. Thomas is also President of Ironhorse Transportation Services, which buys, sells, and refurbishes railroad equipment1 and power units, and is also managing partner of Stanly Richmond & Co. LLC. Thomas is a Graduate of Certified Auctioneers Institute, Indiana University, and The Auction Market Institute Accredited Auctioneer of Real Estate.

         PATRICK MOLAMPHY is the principal of Molamphy and Associates, which specializes in insurance and investments, and principal of Pinehurst Hospitality, a North Carolina LLC which owns the Holiday Inn Convention Center, Southern Pines, NC. Prior to forming his own firm, Pat has experience in Commercial Lending with Southern National Bank, now BB&T, and the former Citizens and Southern National Bank, now Bank of America. Pat has a Bachelor of Science Degree in Business Administration from The Citadel.

                                                    NUMBER OF SHARES         PERCENT OF
         NAME           BUSINESS ADDRESS            BENEFICIALLY OWNED         CLASS
         ----           ----------------            ------------------         -----

CARROLL M. EDWARDS      PO 219                           55,000                2.94%
                        MARSHVILLE, NC 28103

PATRICK MOLAMPHY        PO 1324                          18,800                 1.0%
                        ROCKINGHAM, NC 28380

PATRICK PERROTTA        3548 DUNLIN SHORE CT.             7,000                 .37%
                        NORCROSS, GA 30082

THOMAS MCINNIS          PO 1267                          18,000                 .96%
                        ROCKINGHAM, NC 28380

HILTON D. HAINES        PO 1174                           4,000                 .21%
                        ROCKINGHAM, NC 28380

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1  www.fdic.gov/databank/index.html Go to directory, Choose FDIC CERT#28034,
   Compare December 31, 1998 to all institutions/NC.

2 Richmond County Daily Journal, May 27, 1999 i